Exhibit 99.1

Contact:

Denise T. Powell

Sr. Director, Corporate Communications

Threshold Pharmaceuticals, Inc.

650-474-8206

dpowell@thresholdpharm.com

THRESHOLD PHARMACEUTICALS REPORTS FOURTH QUARTER AND YEAR END 2008 FINANCIAL RESULTS

REDWOOD CITY, CA – March 5, 2009 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the fourth quarter and the year ended December 31, 2008.

The net loss for 2008 was $18.3 million compared to a net loss of $30.7 million in 2007. Total research and development expenses for 2008 decreased to $13.4 million from $23.4 million in 2007. The decrease in research and development expenses primarily reflects a decrease in clinical development expenses related to glufosfamide and, to a lesser extent, lower staffing and facilities expenses due to lower headcount. General and administrative expenses were $6.7 million for 2008 compared to $10.4 million in 2007. This decrease was primarily due to lower staffing and facilities expenses. Threshold recognized revenue of $1.4 million for each of the years ending December 31, 2008 and 2007, related to a development agreement with MediBIC Co., Ltd. Non-cash stock compensation expense was $3.3 million for 2008 compared to $5.9 million for 2007.

The Company’s net loss for the fourth quarter of 2008 was $4.8 million compared to $7.4 million for the fourth quarter of 2007. Research and development expenses were $3.6 million for the fourth quarter of 2008 compared to $5.1 million for the fourth quarter of 2007. The decrease in research and development expenses primarily reflects a decrease in clinical development expenses related to glufosfamide and, to a lesser extent, lower staffing and facilities expenses due to lower headcount. These decreases in research and development expenses were partially offset by an increase in clinical development expenses for TH-302, the Company’s hypoxia-activated prodrug. General and administrative expenses were $1.7 million for the fourth quarter of 2008 compared to $2.9 million for the fourth quarter of 2007. This decrease was primarily due to lower staffing expenses and facilities expenses and to a lesser extent lower consulting expenses. The Company recognized revenue of $0.4 million in each of the fourth quarters of 2008 and 2007, related to a pre-existing development agreement with MediBIC Co., Ltd. Non-cash stock compensation expense was $0.7 million for the fourth quarter of 2008 compared to $1.4 million for the fourth quarter of 2007.

As of December 31, 2008, Threshold had $22.3 million in cash and marketable securities.

Clinical Trial Highlights

The Company is evaluating TH-302, the Company’s hypoxia-activated prodrug, as a monotherapy and in combination with four different chemotherapy regimens.

The monotherapy clinical trial has treated over 30 patients with various solid tumors with TH-302 given three weeks out of a four-week cycle. As previously reported, preliminary efficacy signals have been observed in the monotherapy clinical trial including partial responses at the initial assessment in patients with small cell lung cancer and metastatic melanoma. The maximum tolerated dose (MTD) has been established and minimal hematologic toxicity has been observed. This clinical trial has now been expanded to explore potentially higher dosing of TH-302 every three weeks as well as to further investigate single-agent anti-tumor activity in the following tumor types: advanced melanoma, non-small cell lung cancer and small cell lung cancer. With the expansion, the clinical trial will now enroll a total of up to 90 cancer patients. The clinical trial is being conducted at three sites including that of Dr. Glen Weiss, Director of Thoracic Oncology at TCRS at Scottsdale Healthcare who recently said that the new drug appears promising and may be more effective and less toxic to healthy tissues than conventional drugs.

“TH-302 is a new, novel, small molecule that is activated under a metabolic condition characteristic of cancer cells — hypoxia (lack of oxygen). The drug candidate may provide an opportunity to treat slowly dividing tumor cells within hypoxic regions that generally evade traditional chemotherapeutic agents and ultimately contribute to relapse,” Dr. Weiss said.

The clinical trials of TH-302 in combination chemotherapy are progressing as planned with dose escalation ongoing to determine the MTD of TH-302 with gemcitabine, docetaxel, pemetrexed and doxorubicin. Once the MTD is determined, the use of TH-302 in the following chemotherapy regimens with specific indications will be investigated: gemcitabine in advanced pancreatic cancer patients, docetaxel in patients with androgen-independent prostate cancer (AIPC) and non-small cell lung cancer (NSCLC), pemetrexed in patients with non-small cell lung cancer and doxorubicin in patients with advanced unresectable soft tissue sarcoma. The Company plans to have interim data available from these clinical trials during the second quarter of 2009.

Dependent on the results of the ongoing clinical trials, the Company is planning a Phase 2 randomized trial in select solid tumors.

2009 Guidance and Key Milestones

The Company currently expects 2009 cash requirements to be in the range of $19 to $21 million. The Company expects cash, cash equivalents and marketable securities to last into the first quarter of 2010.

The Company anticipates the following clinical milestones in 2009:

•	Present top-line results for TH-302 in monotherapy in 2Q;

•	Present interim results for TH-302 in combination therapy in 2Q;

•	Report results from four preclinical abstracts accepted at AACR (American Association for Cancer Research) in April; and,

•	Initiate a randomized controlled Phase 2 clinical trial for TH-302.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors. This approach offers broad potential to treat most solid tumors. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding Threshold’s product candidates and approach to developing new product candidates, clinical trials and anticipated results, potential therapeutic uses and benefits of our product candidates and financial results, estimates, projections and requirements. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold’s ability to attract and retain employees, commence, enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading “Risk Factors” in Threshold’s Quarterly Report on Form 10-Q, which was filed with the Securities Exchange Commission on November 6, 2008 and is available from the SEC’s website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading “Investors.” We undertake no duty to update any forward-looking statement made in this news release.

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THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months ended December 31,
	2008	2007	2008	2007
Revenue	$360	$359	$1,440	$1,436
Operating expenses
Research and development	3,567	5,145	13,440	23,375
General and administrative	1,667	2,894	6,734	10,411

Total Operating Expenses	5,234	8,039	20,174	33,786

Loss from operations	(4,874)	(7,680)	(18,734)	(32,350)
Interest and other income	89	317	503	1,841
Interest expense	(9)	(45)	(61)	(155)

Net Loss	$(4,794)	$(7,408)	$(18,292)	$(30,664)

Net loss per common share basic and diluted	$(0.32)	$(1.19)	$(1.97)	$(4.97)

Weighted-average shares used in computing basic and diluted net loss per common share	15,213	6,201	9,275	6,176

THRESHOLD PHARMACEUTICALS, INC.

(A Development Stage Enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)	(1)
Assets
Cash, cash equivalents and marketable securities	$22,337	$22,693
Prepaid expenses and other current assets	518	516
Property and equipment, net	1,168	2,097
Other assets	508	508

Total assets	$24,531	$25,814

Liabilities and stockholders’ equity
Total current liabilities	$2,563	$5,325
Long-term liabilities (2)	554	902
Stockholders’ equity	21,414	19,587

Total liabilities and stockholders’ equity	$24,531	$25,814

(1)	Derived from audited financial statements

(2)	Includes as of December 31, 2007, $0.3 million of long-term debt under the Company’s loan and security agreement